Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President and Treasurer
(920)527-5045

Erin M. Winters
Director, Investor Relations
(920)527-5288

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

NEENAH, WISCONSIN, January 30, 2014 - Bemis Company, Inc. (NYSE-BMS) today reported fourth quarter 2013 diluted earnings of $0.54 per share, compared to $0.38 per share for the same quarter of 2012. Excluding the effect of facility consolidation costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings for the fourth quarter of 2012 would have been $0.52 per share. Net sales for the fourth quarter 2013 were $1.2 billion, a decrease of 1.2 percent, primarily reflecting the impact of currency.

For the full year 2013, the Company reported record diluted earnings per share of $2.04 compared to $1.66 per share for the full year 2012. Excluding the effect of facility consolidation costs and transaction-related gains and charges detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings for 2013 would have been $2.28 per share, compared to $2.15 per share for 2012. Net sales in 2013 totaled $5.0 billion. Excluding the impact of currency, net sales for 2013 decreased by 0.8 percent as compared to 2012, reflecting the impact of recent plant closures.

“We achieved record earnings per share and strengthened our gross margins in 2013,” said Henry Theisen, Bemis Company's Chairman and Chief Executive Officer. “We delivered on our strategy to achieve sustainable improvements in sales mix and optimized our footprint with the completion of our facility consolidation program. With the challenges of relocating production equipment behind us, we expect our future performance metrics to improve. As we begin 2014, we are experiencing positive sales momentum in our priority growth areas. We are investing in new capacity and product platforms that support our long-term growth plan and will deliver increased value to our shareholders.”

HIGHLIGHTS:

•	Adjusted diluted earnings per share for the full year 2013 of $2.28, increased 6.0 percent compared to the prior year.

•	Gross profit as a percentage of net sales improved to 19.3 percent in 2013 compared to 18.4 percent in 2012.

•	Share repurchases totaled $77.3 million in 2013, reflecting one million shares repurchased during each of the first and fourth quarters.

•	Bemis established a film extrusion platform in Asia with the July 2013 acquisition of a China-based specialty film manufacturer.

•	Management set guidance for the first quarter and full year 2014:

◦	First quarter adjusted diluted earnings per share in the range of $0.55 to $0.60;

◦	Total year adjusted diluted earnings per share in the range of $2.40 to $2.55;

◦	Capital expenditures expected to be in the range of $175 to $200 million;

◦	Cash flow from operations expected to exceed $500 million.

BUSINESS SEGMENT RESULTS
U.S. Packaging
U.S. Packaging net sales of $3.0 billion for 2013 decreased 1.8 percent compared to 2012, reflecting the impact of plant closings and a divestiture, partially offset by the benefit of improved sales mix.

U.S. Packaging operating profit for 2013 was $337.9 million, or 11.3 percent of net sales, compared to $366.7 million, or 12.1 percent of net sales, in 2012. Facility consolidation program costs impacted results during each year. Excluding these costs, segment adjusted operating profit for 2013 would have been $382.9 million, or 12.8 percent of net sales, compared to $408.8 million, or 13.4 percent of net sales, in 2012. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) In the prior year, 2012 operating profit benefited from a favorable adjustment of $13.8 million related to the harmonization of certain accounting practices in connection with the enterprise resource planning system implementation.

Global Packaging
Global Packaging net sales for 2013 of $1.5 billion represented a decrease of 3.3 percent compared to the full year 2012. The impact of currency reduced net sales by 4.8 percent during the year. The impacts of plant closings and acquisitions approximately offset each other during the year. The remaining increase in Global Packaging net sales reflects the benefit of higher selling prices in 2013.

Operating profit from the Global Packaging business segment increased to $106.4 million during 2013, or 7.1 percent of net sales. This compares to $59.9 million, or 3.9 percent of net sales, for the full year 2012. Facility consolidation program and acquisition-related integration costs impacted operating profit results during both periods. Excluding these costs, segment adjusted operating profit for 2013 would have been $106.3 million, or 7.1 percent of net sales, compared to $91.1 million, or 5.9 percent of net sales, in 2012. Operating profit in 2012 was impacted by an unfavorable adjustment of $16.4 million related to the harmonization of certain accounting practices in connection with the enterprise resource planning system implementation mentioned above. The net effect of currency translation in 2013 decreased operating profit by $6.9 million.

Pressure Sensitive Materials
Pressure Sensitive Materials net sales totaled $553.2 million for 2013, a modest decrease from 2012. The benefits of currency increased net sales by 1.1 percent. Lower unit sales of value-added graphic products negatively impacted sales mix during the year.

Pressure Sensitive Materials operating profit for 2013 was $30.0 million, or 5.4 percent of net sales, compared to $37.1 million, or 6.7 percent of net sales in 2012. Lower operating profits during the year reflect lower unit sales of value-added graphic products sold primarily in Europe for advertising and promotional applications.

CAPITAL STRUCTURE AND CASH FLOW
Net debt to adjusted EBITDA was 2.1 times at December 31, 2013, consistent with the year ending 2012. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as last twelve months adjusted operating income plus depreciation and amortization.

Cash flow from operations of $373.2 million for 2013 supported an increased dividend of $107.5 million, $77.3 million of share repurchases, $139.8 million in capital expenditures, and an acquisition to expand Bemis' Asia-Pacific flexible packaging footprint.

2014 OUTLOOK
Commenting on the year ahead, Theisen stated, “We are aggressively managing our business to improve earnings and position ourselves for long-term growth. In 2014, we will pursue platforms that will support long-term growth in high barrier products, in medical and pharmaceutical packaging, and in modern packaging solutions for developing geographies.”

Management expects adjusted diluted earnings per share to be in the range of $0.55 to $0.60 for the first quarter and $2.40 to $2.55 for the full year 2014. This includes an anticipated effective income tax rate for 2014 of approximately 35 percent.

Cash provided by operating activities for 2014 is expected to exceed $500 million, reflecting the benefit of improved performance and the fully-funded status of U.S. pension plans.

Management expects capital expenditures for 2014 to be in the range of $175 to $200 million, which will support increased customer demand for high barrier products and further strengthen Bemis' competitive position.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains on sales of property and divestitures and certain acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with production relocation, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2012.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2013 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2013 net sales of $5.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$1,219.2	$1,233.9	$5,029.8	$5,139.2
Cost of products sold	988.0	997.8	4,057.7	4,191.7
Gross profit	231.2	236.1	972.1	947.5

Operating expenses:
Selling, general and administrative expenses	119.5	125.1	509.3	506.7
Research and development	11.2	10.1	46.0	41.6
Facility consolidation and other costs	(0.6)	19.3	45.4	68.7
Other operating income	(1.5)	(2.7)	(9.2)	(15.0)

Operating income	102.6	84.3	380.6	345.5

Interest expense	17.6	16.1	68.2	70.9
Other non-operating income	(1.5)	(1.8)	(7.9)	(4.0)

Income before income taxes	86.5	70.0	320.3	278.6

Provision for income taxes	30.3	29.9	107.7	104.8

Net income	$56.2	$40.1	$212.6	$173.8

Basic earnings per share	$0.55	$0.38	$2.06	$1.67

Diluted earnings per share	$0.54	$0.38	$2.04	$1.66

Cash dividends paid per share	$0.26	$0.25	$1.04	$1.00

Weighted average shares outstanding (including participating securities):
Basic	102.8	104.2	103.0	104.3
Diluted	103.7	105.0	104.0	105.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$141.7	$114.1
Accounts receivable, net	615.4	645.2
Inventories	648.5	661.9
Prepaid expenses and other current assets	98.9	103.8
Total current assets	1,504.5	1,525.0

Property and equipment, net	1,284.3	1,351.3

Goodwill	1,052.2	1,034.3
Other intangible assets, net	190.6	201.2
Deferred charges and other assets	78.6	73.9
Total other long-term assets	1,321.4	1,309.4

TOTAL ASSETS	$4,110.2	$4,185.7

LIABILITIES

Current portion of long-term debt	$0.2	$0.3
Short-term borrowings	14.7	8.6
Accounts payable	362.8	382.1
Accrued salaries and wages	99.6	107.9
Accrued income and other taxes	32.3	34.3
Other current liabilities	92.3	109.8
Total current liabilities	601.9	643.0

Long-term debt, less current portion	1,421.4	1,417.6
Deferred taxes	269.8	198.3
Other liabilities and deferred credits	132.3	285.9

TOTAL LIABILITIES	2,425.4	2,544.8

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.9 and 127.2 shares, respectively)	12.8	12.7
Capital in excess of par value	548.1	545.4
Retained earnings	2,005.1	1,900.9
Accumulated other comprehensive loss	(98.7)	(112.9)
Common stock held in treasury (26.0 and 24.0 shares at cost, respectively)	(782.5)	(705.2)
TOTAL EQUITY	1,684.8	1,640.9

TOTAL LIABILITIES AND EQUITY	$4,110.2	$4,185.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$212.6	$173.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	190.3	204.3
Excess tax benefit from share-based payment arrangements	—	(0.6)
Share-based compensation	16.4	17.6
Deferred income taxes	2.0	8.7
Income of unconsolidated affiliated company	(3.1)	(2.6)
Cash dividends received from unconsolidated affiliated company	3.4	4.4
Loss on sale of property and equipment	0.6	1.7
Net facility consolidation and other costs	(15.5)	34.8
Gain on divestiture	(5.5)	—
Changes in working capital	(6.4)	(22.7)
Net change in deferred charges and credits	(21.6)	1.9

Net cash provided by operating activities	373.2	421.3

Cash flows from investing activities
Additions to property and equipment	(139.8)	(136.4)
Business acquisitions and adjustments, net of cash acquired	(59.7)	(19.1)
Proceeds from sale of property and equipment	13.7	4.7
Proceeds from divestiture	30.0	—

Net cash used in investing activities	(155.8)	(150.8)

Cash flows from financing activities
Repayment of long-term debt	(7.4)	(321.7)
Net borrowing of commercial paper	35.1	157.3
Net (repayment) borrowing of short-term debt	(14.3)	7.6
Cash dividends paid to shareholders	(107.5)	(104.3)
Common stock purchased for the treasury	(77.3)	—
Excess tax benefit from share-based payment arrangements	—	0.6
Stock incentive programs and related tax withholdings	(13.3)	(5.2)

Net cash used in financing activities	(184.7)	(265.7)

Effect of exchange rates on cash and cash equivalents	(5.1)	(0.5)

Net increase in cash and cash equivalents	27.6	4.3

Cash and cash equivalents balance at beginning of year	114.1	109.8

Cash and cash equivalents balance at end of period	$141.7	$114.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
U.S. Packaging
Operating profit before facility consolidation and other costs (1)	$88.4	$121.4	$382.9	$408.8
Facility consolidation and other costs	1.4	(10.6)	(45.0)	(42.1)
Operating profit	89.8	110.8	337.9	366.7

Global Packaging
Operating profit before facility consolidation and other costs (1)	25.6	10.0	106.8	86.5
Facility consolidation and other costs	(0.8)	(8.7)	(0.4)	(26.6)
Operating profit	24.8	1.3	106.4	59.9

Pressure Sensitive Materials
Operating profit (1)	8.4	8.8	30.0	37.1

Segment operating profit	123.0	120.9	474.3	463.7

Corporate
General corporate expenses	(20.4)	(36.6)	(93.7)	(118.2)

Operating income	102.6	84.3	380.6	345.5

Interest expense	17.6	16.1	68.2	70.9

Other non-operating income	(1.5)	(1.8)	(7.9)	(4.0)

Income before income taxes	$86.5	$70.0	$320.3	$278.6

(1)
Operating profit before facility consolidation and other costs includes non-recurring adjustments associated with harmonizing certain accounting practices. The benefit (detriment) for U.S. Packaging, Global Packaging, and Pressure Sensitive Materials for the three and twelve months ended December 31, 2012 was $13.8 million, ($16.4 million), and $0.5 million, respectively.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
U.S. Packaging
Net sales	$707.0	$711.5	$2,984.6	$3,040.1

Operating profit as reported	$89.8	$110.8	$337.9	$366.7

Non-GAAP adjustments:
Facility consolidation and other costs (1)	(1.4)	10.6	45.0	42.1

Operating profit as adjusted	$88.4	$121.4	$382.9	$408.8

Operating profit as a percentage of net sales
As reported	12.7%	15.6%	11.3%	12.1%
As adjusted	12.5%	17.1%	12.8%	13.4%

Global Packaging
Net sales	$378.3	$389.4	$1,492.0	$1,543.5

Operating profit as reported	$24.8	$1.3	$106.4	$59.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	0.8	8.7	0.4	26.6
Acquisition-related integration costs (2)	—	—	(0.5)	4.6

Operating profit as adjusted	$25.6	$10.0	$106.3	$91.1

Operating profit as a percentage of net sales
As reported	6.6%	0.3%	7.1%	3.9%
As adjusted	6.8%	2.6%	7.1%	5.9%

Pressure Sensitive Materials
Net sales	$133.9	$133.0	$553.2	$555.6

Operating profit as reported	$8.4	$8.8	$30.0	$37.1

Operating profit as a percentage of net sales
As reported	6.3%	6.6%	5.4%	6.7%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Diluted earnings per share, as reported	$0.54	$0.38	$2.04	$1.66

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	—	0.14	0.29	0.45
Acquisition-related integration costs (2)	—	—	—	0.04
Gain on divestiture (3)	—	—	(0.03)	—
Gain on sale of land and building (4)	—	—	(0.02)	—

Diluted earnings per share, as adjusted	$0.54	$0.52	$2.28	$2.15

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)	Gain on divestiture relates to the sale of Clysar.

(4)	Gain on sale of land and building relates to final settlement associated with a property that was not part of our facility consolidation program.